RAYOVAC ANNOUNCES RECORD FIRST QUARTER RESULTS

    ATLANTA, Jan. 27 /PRNewswire-FirstCall/ -- Rayovac Corporation (NYSE: ROV) announced fiscal 2005 first quarter diluted earnings per share of 79 cents, which include a one cent net gain from the disposal of fixed assets, compared with diluted earnings per share of 67 cents for the comparable period last year. First quarter 2005 pro forma diluted earnings per share of 78 cents were 20 percent higher than 2004 first quarter pro forma diluted earnings per share of 65 cents, and three cents higher than analysts' mean estimates as reported by First Call.

    Financial results for the quarter ended January 2, 2005 include results from Ningbo Baowang Battery Company, which was acquired on March 31, 2004, and Microlite S.A., acquired on May 28, 2004. Financial results for the periods preceding the respective transaction dates exclude Ningbo and Microlite. Pro forma diluted EPS and other pro forma numbers referenced in this release exclude the impact of certain items detailed in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data."

    Rayovac Chairman and CEO David Jones commented that, "Rayovac delivered solid sales growth and double-digit earnings growth in our fiscal first quarter. Our worldwide battery business generated a strong sales increase of twelve percent. Global sales of Remington products improved modestly, with a very strong performance in Europe/Rest of World somewhat offset by lower sales in North America resulting from a challenging retail environment. We continue to make significant progress in the integration of our Microlite and Ningbo Baowang acquisitions, and we are pleased to announce that our Brazilian business (formerly Microlite) contributed positive operating earnings in the first quarter, two quarters ahead of our original expectations. With a 20 percent pro forma diluted EPS growth rate for the fiscal first quarter, Rayovac continues to deliver exceptional performance."

    First Quarter Results
    Rayovac's first quarter net sales were $490.8 million, compared to $454.0 million for the same period last year, representing an increase of eight percent. Microlite and Ningbo contributed approximately $14.5 million and $6.4 million in net sales, respectively.

    Operating income increased to $61.3 million compared with fiscal 2004's first quarter operating income of $49.7 million. The increase reflects improved profitability in all geographies with increased sales in Europe/ROW and Latin America, favorable currency translation and the favorable impact of restructuring and related initiatives associated with the Remington acquisition as major contributors. Fiscal 2004 first quarter results include $1.1 million in restructuring and related charges associated with the acquisition of Remington. Pro forma operating income was $60.8 million, an increase of 20 percent, as compared to the $50.8 million reported last year.

    Interest expense for the quarter was $17.0 million as compared with $17.4 million last year.

    First quarter net income was $27.9 million compared with net income of $22.2 million in the prior year. Primary drivers of the increase were increased sales in Europe/ROW and Latin America, favorable currency translation and cost synergies resulting from the integration of Remington. Diluted earnings per share were 79 cents versus 67 cents in the first quarter of 2004. Pro forma diluted earnings per share were 78 cents as compared with pro forma diluted earnings per share of 65 cents for the comparable period last year, an increase of 20 percent.

    North American net sales were $215.8 million as compared with $233.8 million reported last year. North American battery sales showed modest growth of two percent. Sales of Remington branded products declined 16 percent largely as a result of softness in the electric shaving category during the 2004 Christmas selling season and efforts to reduce inventory levels at retail. North American segment profits were $41.3 million, a 22 percent improvement over the $33.9 million reported last year, largely due to the cost benefits from restructuring and related initiatives associated with the Remington acquisition.

    European/ROW net sales were $222.3 million, versus $184.0 million reported last year. Sales of Remington shaving, grooming and personal care products were especially strong, posting growth in excess of 40 percent. Favorable foreign exchange accounted for $18.2 million of the increase in total net sales. The Ningbo acquisition contributed $6.4 million. Segment profitability for the quarter was $36.0 million, compared with $32.8 million last year. Segment profitability as a percentage of sales decreased to 16.2 percent in 2005 as compared with 17.8 percent in the comparable period last year as a result of increased investments in marketing and advertising.

    In Latin America, net sales increased to $52.7 million as compared to $36.2 million in the first quarter last year. The increase was driven by the inclusion of $14.5 million in net sales from Microlite and increased sales throughout most of the region. Latin American segment profitability of $5.8 million improved from last year's $2.4 million largely due to a $1.6 million gain on the sale of fixed assets, a positive contribution from Microlite and improved profitability in Central America.

     Corporate expenses were $21.8 million, up from $18.3 million in the prior year period. The increase was primarily due to increases in research and development, legal and compensation expenses and final remediation costs associated with an asset held for sale.

    Fiscal Year 2005 Outlook
    The company is raising its expectations for fiscal year 2005 diluted earnings per share to a range of $2.15 to $2.20. Fiscal 2005 net sales expectations are unchanged at approximately $1.5 billion. This guidance does not include the impact of the pending United Industries acquisition. Financial guidance incorporating the impact of this acquisition will be provided subsequent to the anticipated closing of that transaction in February.

    Acquisitions
    On January 4, 2005, the company announced its plan to acquire United Industries Corporation. Rayovac will issue 13.75 million shares of its common stock, along with additional consideration of $70 million in cash, to United Industries' current shareholders to complete the transaction. Privately held United Industries, based in St. Louis, is a leading North American manufacturer and marketer of consumer products for lawn and garden care, household insect control, and premium branded specialty pet supplies. The transaction is expected to close in February.

    The company has arranged financing for this transaction through issuance of $700 million in 7 3/8% Senior Subordinated Notes due 2015 and a new senior credit facility comprised of term loan facilities of $730 million and a revolving credit facility of $300 million.

    On May 28, 2004, Rayovac acquired Microlite, S.A., the largest independent consumer battery company in Brazil. On March 31, 2004, the Company completed its acquisition of an 85 percent equity interest in Ningbo Baowang Battery Company of Ninghai, China. The financial results of the Microlite and Ningbo acquisitions are included in Rayovac's consolidated results subsequent to these transaction dates.

    Webcast Information
    Rayovac management will discuss its first quarter financial results in a live webcast on Thursday, January 27 at 8:30 a.m. EST. Interested investors and others can access this webcast through the company's website, http://www.rayovaccorp.com.

    Non-GAAP Measurements
    Throughout this release, references are made to pro forma operating income, pro forma net income and pro forma diluted EPS. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income, net income and diluted EPS on a GAAP basis to pro forma operating income, pro forma net income and pro forma diluted EPS. The Company also maintains a reconciliation of GAAP financial reporting to pro forma results in the Investor Relations section of its website, which can be found at http://www.rayovaccorp.com.

    Rayovac management and certain investors use pro forma results of operations to assist in measuring the Company's current and future financial performance and to identify trends in its financial condition and results of operations. Management believes these pro forma results provide useful supplemental information to assist investors in analyzing the Company's financial position and results of operations. However, pro forma results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company provides this information to investors to assist in meaningful comparisons of past, present and future operating results and as a means to isolate the results of on-going core operations.

    About United Industries
    United Industries Corporation, headquartered in St. Louis, is a leading manufacturer and marketer of products for the consumer lawn-and-garden care and household insect control markets in North America and a leading supplier of quality products to the pet supply industry in the United States. United Industries has 2,800 employees throughout North America.

    United Industries' Home and Garden Division, which operates as Spectrum Brands, uses the Spectracide(R), Spectracide Triazicide(R), Spectracide Terminate(R), Garden Safe(R) and Real-Kill(R) brands in the controls category, Sta-Green(R), Vigoro(R), Schultz(TM), Peters(R), Bandini(R) and Best(R) brands in the lawn and garden fertilizer and organic growing media categories and Hot Shot(R), Cutter(R) and Repel(R) brands in the consumer household insecticide and insect repellent categories.

    United Industries' Canada Division, which operates as Nu-Gro uses the CIL(R), Wilson(R), Vigoro(R), Pickseed(R), So-Green(R), Plant-Prod(R), Greenleaf(R) and Green Earth(R) brands in the consumer home and garden categories in Canada. Nu-Gro also produces and distributes controlled release nitrogen and other fertilizer technologies to the consumer, professional and golf industries worldwide under the names IB Nitrogen(R), Nitroform(R), Nutralene(R), Organiform(R) and S.C.U.(R)

    United Industries' Pet Division, which operates as United Pet Group, or UPG, manufactures and markets premium pet supplies products for dogs, cats, fish, birds, and small animals. UPG markets the broadest line in the industry, including integrated aquarium kits, stand-alone tanks, filters and filter media, sea salt, and other aquarium supplies and accessories, as well as a variety of pet treats and supplies. UPG's aquatics brands, which include Marineland(R), Perfecto(R), and Instant Ocean(R), are leading brands in their market segments. UPG's pet supply brands include Eight in One(R), Nature's Miracle(R), Dingo(R), Lazy Pet(R), St. Aubrey(R), Wild Harvest(R) and One Earth(TM).

    About Rayovac
    Rayovac is a global consumer products company and one of the largest battery, shaving and grooming, and lighting companies in the world. Through a diverse and growing portfolio of world-class brands -- including Rayovac, Varta and Remington -- Rayovac holds leading market positions in a number of major product categories. The company's products are sold by 19 of the world's top 20 retailers, and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $1.5 billion in annual revenues and has 6,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol ROV.

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to close and finance the contemplated United acquisition as anticipated, (2) our ability to achieve anticipated synergies and efficiencies as a result of this transaction, (3) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Rayovac and United offer, (5) changes in the general economic conditions where Rayovac and United do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (6) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (7) various other factors, including those discussed herein and those set forth in Rayovac's and United's securities filings, including their most recently filed Annual Report on Form 10-K and quarterly reports on Form 10-Q, respectively.

    Attached
    Table 1 - Condensed Consolidated Statements of Operations
    Table 2 - Supplemental Financial Data
    Table 3 - Reconciliation of GAAP to Pro Forma Financial Data
    Table 4 - Reconciliation of GAAP Net Income to Adjusted EBITDA

                                     Table 1
                               RAYOVAC CORPORATION
          Condensed Consolidated Statements of Operations For the three months ended January 2, 2005 and December 28, 2003
                                   (Unaudited)
                     (In millions, except per share amounts)

                                                     THREE MONTHS
                                            ------------------------------
                                                                  INC(DEC)
                                              F2005      F2004        %
                                            --------   --------   --------
Net sales                                   $  490.8   $  454.0        8.1%
Cost of goods sold                             292.4      261.0
        Gross profit                           198.4      193.0        2.8%
Selling                                        100.3      101.4
General and administrative                      30.7       36.5
Research and development                         6.1        4.3
Restructuring and related charges                             -        1.1
Total operating expenses                       137.1      143.3
        Operating income                        61.3       49.7       23.3%
Interest expense                                17.0       17.4
Other income, net                                             -       (1.3)
Minority interest                                  -        (a)          -
        Income from continuing
        operations before income
        taxes                                   44.3       33.6
Income tax expense                              16.4       12.8
        Income from continuing
        operations                              27.9       20.8
Income from discontinued
 operations, net of tax                                       -    1.4 (b)
        Net income                          $   27.9   $   22.2
Average shares outstanding                      34.2       32.2
Income from continuing operations           $   0.82   $   0.65
Discontinued operations                                       -       0.04
Basic earnings per share (c)                $   0.82   $   0.69
Average shares and common stock
 equivalents outstanding                        35.5       33.3
Income from continuing operations           $   0.79   $   0.63
Discontinued operations                                       -       0.04
Diluted earnings per share (c)              $   0.79   $   0.67

(a) The three months ended January 2, 2005 reflect the minority interest associated with the Company's acquisition of Ningbo Baowang. The minority interest was immaterial.
(b) The three months ended December 28, 2003 reflect the after-tax net income of the Remington retail store business, which the Company treated as a discontinued operation in fiscal 2004.
(c) Per share figures calculated prior to rounding in millions.

                                     Table 2
                               RAYOVAC CORPORATION
                           Supplemental Financial Data
        For the three months ended January 2, 2005 and December 28, 2003
                                   (Unaudited)
                                 ($ In millions)

Supplemental Financial Data             F2005           F2004
-----------------------------------   --------        --------
Cash                                  $   22.3        $   25.6

Trade receivables, net                $  319.0        $  336.2
  Days Sales Outstanding (a)                59              62

Inventory, net                        $  230.9        $  178.9
  Inventory Turnover (b)                   5.1             5.8

Total Debt                            $  838.4        $  829.3

Adjusted EBITDA                       $   70.5        $   63.4

                                            THREE MONTHS
                                      ------------------------
Supplemental Cash Flow Data             F2005           F2004
------------------------------        --------        --------
Depreciation and amortization,
 excluding amortization of debt
 issuance costs                       $    9.2        $    8.5
Capital expenditures                  $    7.1        $    3.0

                                            THREE MONTHS
                                      ------------------------
Supplemental Segment Sales &
Profitability                            F2005           F2004
Net Sales
   North America                      $  215.8        $  233.8
   Europe/ROW                            222.3           184.0
   Latin America                          52.7            36.2
       Total net sales                $  490.8        $  454.0

Segment Profit

   North America                      $   41.3        $   33.9
   Europe/ROW                             36.0            32.8
   Latin America                           5.8             2.4
       Total segment profit               83.1            69.1

   Corporate                              21.8            18.3
   Restructuring and related charges        --             1.1
   Interest expense                       17.0            17.4
   Other income, net                        --            (1.3)
   Minority interest                        --(c)           --

       Income from continuing
        operations before income
        taxes                         $   44.3        $   33.6

(a) Reflects trade receivables, net divided by average daily sales during the quarter.

(b) Reflects cost of sales (excluding restructuring and related charges) during the quarter divided by net inventories multiplied by four.

(c) The three months ended January 2, 2005 reflects the minority interest associated with the Company's acquisition of Ningbo Baowang. The minority interest was immaterial.

                                     Table 3
                               RAYOVAC CORPORATION
               Reconciliation of GAAP to Pro Forma Financial Data
        For the three months ended January 2, 2005 and December 28, 2003
                                 (Unaudited)
                   (In millions, except per share amounts)

                                  THREE MONTHS
                                      F2005                                                 F2004
                 ----------------------------------------------        ----------------------------------------------
                                        Pro                                                  Pro
                     As                Forma            Pro                As               Forma             Pro
                  Reported          Adjustments        Forma            Reported         Adjustments         Forma
                 ----------        ------------      ----------        ----------        -----------       ----------
Net sales        $    490.8        $        -        $    490.8        $    454.0        $        -        $    454.0
Gross profit          198.4                 -             198.4             193.0                 -             193.0
 Gross profit %
  of sales             40.4%                               40.4%             42.5%                               42.5%

Operating
 expenses             137.1              (0.5)(a)         137.6             143.3               1.1(b)          142.2
Operating income       61.3              (0.5)             60.8              49.7               1.1              50.8
Operating income
 % of sales            12.5%                               12.4%             10.9%                               11.2%

Income from
 continuing
 operations
 before income
 taxes                 44.3              (0.5)             43.8              33.6               1.1              34.7

Income from
 continuing
 operations            27.9              (0.3)             27.6              20.8               0.7              21.5
Income from
 discontinued
 operations,
 net of tax               -                 -                 -               1.4              (1.4)(c)             -

Net income             27.9              (0.3)             27.6              22.2              (0.7)             21.5

Basic earnings
 per share (d)   $     0.82        $    (0.01)       $     0.81        $     0.69        $    (0.02)       $     0.67

Diluted earnings
 per share (d)   $     0.79        $    (0.01)       $     0.78        $     0.67        $    (0.02)       $     0.65

(a) For the three months ended January 2, 2005, operating expenses include a $1.6 gain on sale of land and building, offset by a $1.1 million charge related to the disposal of our Madison, WI manufacturing facility, closed in fiscal 2003.

(b) For the three months ended December 28, 2003, operating expenses include $1.1 million of charges related to change in control agreements with Remington employees.

(c) Reflects the after-tax net income of the Remington retail service center business for the three months ended December 28, 2003.

(d)  Per share figures calculated prior to rounding in millions.

                                     Table 4
                               RAYOVAC CORPORATION
       Reconciliation of GAAP Net Income to Adjusted EBITDA For the three months ended January 2, 2005 and December 28, 2003
                                   (Unaudited)
                                  (In millions)

                                                F2005    F2004
                                                ------   ------
GAAP Net Income                                 $ 27.9   $ 22.2
Add Back:
    Interest                                      17.0     17.4
    Taxes                                         16.4     12.8
    Depreciation & Amortization                    9.2      8.5
    Other:
        Restructuring and related charges            -      1.1
        Discontinued operations, net of tax          -      1.4
        Minority Interest                            -        -
Adjusted EBITDA                                 $ 70.5   $ 63.4

SOURCE  Rayovac Corporation
    -0-                             01/27/2005
    /CONTACT: Investor: Nancy O'Donnell, VP Investor Relations of Rayovac Corporation, +1-770-829-6208; or Media: David Doolittle of Ketchum for Rayovac, +1-404-879-9266, or david.doolittle@ketchum.com /
    /Web site:  http://www.rayovac.com /